Exhibit — 10.29

CONSOLIDATED EBITDA

Earnings before interest, taxes, depreciation and amortization, non-cash stock compensation and payments, non-cash charges that do not result in future cash obligations, any extraordinary or non recurring gains (losses) and any non-cash transactions (Consolidated EBITDA) is not intended to present a measure of performance in accordance with accounting principles generally accepted in the United States (GAAP). Nor should Consolidated EBITDA be considered as an alternative to statements of cash flows as a measure of liquidity. Consolidated EBITDA is included herein as means to measure operating performance that financial analysts, lenders, investors and other interested parties find to be a useful tool for analyzing companies.

The definition of Consolidated EBITDA is defined in the senior secured convertible notes as a measurement for meeting the notes covenant requirements. Consolidated Net Debt is defined as the sum of (a) aggregate stated balance sheet amount of all Indebtedness of the Company plus or minus (b) any adjustment required to include the Amended Notes at their face amount rather than fair value that is used for GAAP presentation, minus (c) the aggregate stated balance sheet amount of unrestricted cash and cash equivalents of the Company in accordance with GAAP. For the three months ended December 31, 2007, the quotient of Consolidated Net Debt divided by Consolidated EBITDA, multiplied by four was required to be not less than 6.0 in order for the Company to be compliant with covenant requirements of the notes. The Company was in compliance with the required covenant at December 31, 2007.

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The following table reconciles our consolidated net earnings per GAAP to Consolidated EBITDA:

Three Months Ended
December 31,
2007

Consolidated Net Loss
Any extraordinary or non recurring gains or losses	$(1,552)
Loss from disposed operations, net of tax	1,300
Loss on sale of subsidiaries	500
Non-cash charges that do not result in future cash obligations
Gain from fair value of notes and warrants	(23)
Loss from Sale of Fixed Assets	3
Non-cash expenses associated with stock compensation expense	194

Adjusted Net Loss before	$422
Interest Income	(336)
Interest Expense	1,642
Income tax expense	21
Depreciation Expense	1,425
Amortization Expense	279
Any non-cash transactions
Foreign currency losses	148
Adjustments related to Inventory	246
Bad Debt Expense	42
Hedge or non-hedge derivative adjustments	—

Consolidated EBITDA	$3,889

Other Financial Disclosure Required based on terms of notes:
Consolidated Net Interest Expense	$1,306

Consolidated Net Debt (Total Debt less Cash and Cash Equivalents) at December 31, 2007	$19,516

Quotient of Consolidated Net Debt divided by Consolidated EBITDA, multiplied by 4	1.25

Covenant Requirement — not more than	6.00
Covenant Status	PASSED

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